Exhibit 10.1

INTERIM FULL-TIME CHIEF FINANCIAL OFFICER CONSULTING AGREEMENT

This Interim Full-time Chief Financial Officer Consulting Agreement (the “Agreement”) is made by and between ReShape Lifesciences Inc. a Delaware corporation, with its principal place of business being 100 Overlook Center, 2nd Floor, Princeton, New Jersey 08540 (the “Company”) and Foresite Advisors, LLC, a Pennsylvania limited liability corporation, with its principal place of business being 320 West Mermaid Lane, Philadelphia, PA 19118 (“Foresite”), effective on the date of and as of immediately after, and subject to, the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 8, 2024, by and among the Company, Raider Lifesciences Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Vyome Therapeutics, Inc., a Delaware corporation (“Effective Date”). The Company and Foresite are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company possesses know-how and proprietary technology related to the development of personalized vaccine immunotherapies for the treatment and prevention of cancers; and

WHEREAS, Foresite has expertise in financial and corporate operations and strategy; and

WHEREAS, Foresite desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto (the “Services”); and

WHEREAS, the Company wishes to engage Foresite on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. Foresite will provide Mr. Robert Dickey’s services as Interim Full-time Chief Financial Officer of the Company (the “Consultant’), who will have the responsibilities, as are customary for this position in companies similarly situated as the Company, including assisting the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Foresite and the Company will review the Services on a regular basis to prioritize and implement the tasks listed on Exhibit A. As directed by the Company’s Board of Directors (“Board”) or Chief Executive Officer, Consultant shall act as an authorizing signatory on periodic filings with the Securities and Exchange Commission (“SEC”) as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002 (“SOX”), as amended, and other documents, as shall be required from time to time.

2.	Compensation for Services. In full consideration of Foresite’s full, prompt, and faithful performance of the Services more fully described in Annexure A, the Company shall compensate Foresite a consulting fee more fully described in Annexure A (the “Consulting Fee”). Foresite shall, from time to time, once a calendar month, invoice the Company for Services rendered, and such invoice will be paid upon ten (10) days of receipt. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Foresite after the effective date of such termination. In addition, the Company will reimburse Foresite for reasonable out-of-pocket business expenses, approved in advance by the Company in compliance with the Company’s expense reimbursement policies as provided by the Company, including but not limited to travel and parking, incurred by Foresite in performing the Services hereunder, upon submission by Foresite of supporting documentation reasonably acceptable to the Company.

All Foresite invoices and billing matters should be addressed to:

Company Accounts Payable Contact:

Venkat Nelabhotla

nvenkat@vyometx.com

100, Overlook Center, 2nd Floor

Princeton NJ 08540

All Company payments and billing inquiries should be addressed to:

Foresite Accounting:

Robert Dickey IV

rdickey@foresiteadvisors.com

(610) 864-6470

Foresite Advisors

320 West Mermaid Lane

Philadelphia, PA 19118

3.	Term and Termination. The term of this Agreement will commence on the Effective Date and will terminate upon the anniversary of such date in the next calendar year (the “Term”). This Agreement may be extended for an additional period by mutual written agreement. This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon fifteen (15) days prior written notice to the other Party; or (b) without cause upon thirty (30) days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: i) a breach of the terms of this Agreement which is not cured within sixty (60) days of written notice of such default or ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company; iii) Consultant’s failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); iv) Consultant’s failure to comply with any valid and legal directive of the Company; v) Consultant’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates; vi) Consultant’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; vii) Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Consultant’s ability to perform services for the Company, or results in material/reputational or financial harm to the Company or its affiliates; viii) Consultant’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct: ix) the consultant’s willful unauthorized disclosure of Confidential Information (as defined below);

4.	Commitment. Foresite and the Consultant will devote a minimum of 40 hours per week to perform the Services under this Agreement as may reasonably be required.

5.	Place of Performance. Foresite and the Consultant will perform the Services at such locations upon which the Company and Foresite may mutually agree. Foresite will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Foresite and the Consultant will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Foresite. Foresite and Consultant each shall comply with (a) the Company’s Code of Conduct as provided by the Company; (b) all applicable statutes, regulations, rules, and written statements of policy promulgated and administered by the SEC and any state or municipal governmental or regulatory agency; and (c) the rules of any national securities exchange or association in which the Company is or may become a member, and (d) Company’s Compensation Claw-back Policy. Foresite and Consultant each shall cooperate fully with the Company’s internal and external auditors and comply with the Company’s SOX compliance requirements, including maintaining accurate records and internal controls.

7.	Confidentiality. Each of Foresite and the Consultant acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Foresite information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Foresite acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Each of Foresite and Consultant further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents, or employees, except on like terms of confidentiality. The above provisions of confidentiality shall apply for a period of five (5) years, except with respect to Company Confidential Information, which constitutes a trade secret, in which case such provisions shall survive for so long as such information constitutes a trade secret.

8.	Intellectual Property. Each of Foresite and Consultant agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Foresite or Consultant conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Each of Foresite and Consultant hereby agrees in consideration of the Company’s agreement to engage Foresite and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that it shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Foresite performs any Services for the Company, and for a period of three (3) months following the termination of any such Services that Foresite performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Foresite from consulting for or being employed by any other person or entity.

9.	Non-Solicitation. All personnel representing Foresite are employees or contracted agents of Foresite. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Foresite and for two (2) years thereafter. Should the Company violate this restriction, it agrees to pay Foresite liquidated damages equal to thirty percent (30%) of the employee’s starting annual base salary and target annual bonus for each Foresite contracted agent hired by the Company in violation of this Agreement, plus Foresite’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within thirty (30) days following its violation.

10.	No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Foresite is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Foresite will promptly notify the Company if Foresite becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Foresite is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

11.	Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents, and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Foresite and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Foresite or any of its subcontractors. The Company will endeavor to add the Consultant and any applicable subcontractor to its insurance policies as additional insureds.

12.	Independent Contractor. Foresite is not, nor shall Foresite be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Foresite shall not be entitled to any benefits provided by the Company to its employees, if applicable. Foresite’s status and relationship with the Company shall be that of an independent contractor and consultant. Foresite shall not state or imply, directly or indirectly, that Foresite is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Foresite will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

13.	Records. Upon termination of Foresite’s relationship with the Company, Foresite shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

14.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Venkat Nelabhotla
Title:	CEO
Address:	100, Overlook Center Princeton NJ 08540
Phone:	973-832-8147
E-mail:	nvenkat@vyometx.com

If to Foresite:

Name:	Robert Dickey IV
Title:	Managing Director
Address:	320 West Mermaid Lane Philadelphia, PA 19118
Phone:	(610) 864-6470
E-mail:	rdickey@foresiteadvisors.com

15.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

16.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

17.	Disclosure of Relationship. The Company agrees that Foresite shall have the right to publish or otherwise disclose in marketing materials and on its website the relationship and the general services created and performed under this Agreement, in each case at its own expense; provided, however, such disclosure shall not identify the amount or nature of fees earned.

18.	Headings. Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in Delaware.

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

FORESITE ADVISORS, LLC		RESHAPE LIFESCIENCES INC.

By:	/s/ Robert Dickey IV	By:	/s/ Paul Hickey
Print Name:	Robert Dickey IV	Print Name:	Paul Hickey
Title:	Managing Director	Title:	CEO
Date:	8/04/25	Date:	08/04/25

Annexure A

Description of Services and Schedule of Fees

Foresite will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, certain of which are set forth below.

Interim CFO Services:

●	Leading Financial operations

●	SEC/Nasdaq reporting

●	Timely Completion of Audits/reviews

●	Modeling

●	Banking matters

●	D&O and other key financial vendors’ cost management and negotiations

●	Short-term and long-term cash flow planning

●	Review of accounting MIS

●	Discussions on fundraising and review of related documents

●	As mandated by the CEO or Board from time to time

●	As requested:

●	Investor meetings/Negotiations

●	Board meeting preparation, support, and attendance

●	Assist in grant applications and licensing opportunities

Fees:

Interim Full-time Chief Financial Officer: Robert Dickey IV

1)	Time and Consulting fee

- Consultant is expected to provide a minimum of 40 hours of Services per calendar week.

- The Company will pay Foresight cash compensation of $15,000 per calendar month, prorated for partial months.